EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this annual report. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included in Item 8 of this annual report.

Overview

NeoStem, Inc. is an international biopharmaceutical company. In 2011, we operated our business in three reportable segments: (i) Cell Therapy — United States; (ii) Regenerative Medicine — China; and (iii) Pharmaceutical Manufacturing — China. Effective March 31, 2012, we committed to discontinue operations in the Regenerative Medicine - China reportable segment, and on June 18, 2012, we also announced an agreement to sell our 51% interest in Suzhou Erye, which represented the operations in our Pharmaceutical Manufacturing - China segment. We have recast certain information to classify the results of operations, assets and liabilities of the Pharmaceutical Manufacturing - China and Regenerative Medicine - China segments as discontinued operations (see Note 11). As a result, the Company currently operates in a single reporting segment.

We are focused on the development of proprietary cellular therapies in cardiovascular disease, immunology and regenerative medicine and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science. We also are a provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. In addition, the Company collects and stores cord blood cells of newborns which help to ensure a supply of autologous stem cells for the child should they be needed for future medical treatment.

We strengthened our expertise in cellular therapies with our January 19, 2011 acquisition of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”). PCT is engaged in a wide range of services in the cell therapy market for the treatment of human disease, including, but not limited to contract manufacturing, product and process development, regulatory consulting, product characterization and comparability, and storage, distribution, manufacturing and transportation of cell therapy products. PCT’s legacy business relationships also afford NeoStem introductions to innovative therapeutic programs.

In March 2011, PCT’s wholly owned subsidiary, Athelos, Inc. (Athelos), acquired rights and technology for a T-cell based immunomodulatory therapeutic in exchange for an approximate 20% interest in Athelos.

We further strengthened our breadth in cellular therapies through our October 17, 2011 acquisition of Amorcyte, Inc. Amorcyte is a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate is AMR-001. In January 2012, Amorcyte enrolled its first patient in our PreSERVE Phase 2 trial to investigate AMR-001’s ability to preserve heart function after a heart attack.

We view the PCT and Amorcyte acquisitions as fundamental to building a foundation in achieving our strategic mission of capturing the paradigm shift to cell therapy.

To support our liquidity needs, the Company raised an aggregate of approximately $21.2 million through the issuance of common stock and warrants through private placements and a public offering in 2011. In February 2012, the Company raised an aggregate of approximately $2.25 million in a private placement of common stock.

Results of Operations

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

For the year ended December 31, 2011, total revenues were approximately $10.1 million compared to $0.2 million for the year ended December 31, 2010. The increase was primarily due to revenues generated by PCT which was acquired in January 2011, and whose revenues totaled approximately $9.7 million. For the year ended December 31, 2011, the cost of revenue was approximately $8.6 million, representing the cost of revenue for PCT.

Operating Expenses

For the year ended December 31, 2011 operating expenses totaled $35.4 million compared to $26.0 million the year ended December 31, 2010, representing an increase of $9.4 million or 36%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize employees, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for employee and consultant compensation, director fees, marketing services, investor relations and other activities. For the year ended December 31, 2011 the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, and administrative, and research and development expenses totaling $9.8 million representing an increase of $2.5 million from the year ended December 31, 2010.

For the year ended December 31, 2011, our selling, general, and administrative expenses were approximately $27.7 million compared to approximately $19.5 million for the year ended December 31, 2010, representing an increase of approximately $8.2 million or 42%. Equity-based compensation included in selling, general and administrative expenses for the year ended December 31, 2011 was approximately $8.9 million, compared to approximately $6.4 million for the year ended December 31, 2010, representing an increase of approximately $2.6 million, which included approximately $0.7 million related to the modification of stock option awards to our CEO in April 2011. Selling, general and administrative expenses also increased due to (i) an increase of approximately $4.5 million related to new operating expenses as a result of our acquisition of PCT; (ii) an increase of approximately $1.8 million in legal, accounting, and other professional fees, including expenses relating to the Company’s strategic shift towards cell therapy initiatives; (iii) an increase of approximately $0.6 million due to a one-time contribution paid in equity during the three months ended March 31, 2011 to a foundation for which our CEO is President and Trustee, General Counsel is Secretary and Trustee and CFO is Treasurer; and (iv) an increase of approximately $1.0 million related to other administrative activities. These increases were partially offset by a decrease of approximately $2.2 million in selling and marketing expenses in connection with our adult stem cell collection efforts.

For the year ended December 31, 2011, our research and development expenses were $7.7 million compared to $6.0 million for the year ended December 31, 2010, representing an increase of approximately $1.7 million or 29%. Equity-based compensation included in research and development expenses for the year ended December 31, 2011 was approximately $0.9 million, compared to approximately $0.9 million for the year ended December 31, 2010. Overall, the increase in research and development expenses was primarily due to an in-process research and development charge of approximately $1.2 million related to the acquisition of certain intellectual properties in the area of T-Cell regulation from Becton, Dickinson and Company in March 2011.

Other Income and Expense

For the year ended December 31, 2011 interest expense was $2.6 million compared with $0.3 million for the year ended December 31, 2010, an increase of $2.3 million. The increase was primarily due to (i) an increase in amortization of debt discount related to the Series E Preferred Stock of $2.4 million.

Other income (expense), net for the year ended December 31, 2011 totaled approximately $2.1 million of other income. Other income in 2011 was primarily related to the revaluation of derivative liabilities of $2.1 million established in connection with the Convertible Redeemable Series E Preferred Stock.

Other income (expense), net for the year ended December 31, 2010 totaled approximately $0.3 million of other income. Included in other income and expense in 2010 was other income of $0.7 million due to a settlement agreement reached with a business partner involved in the development of the platform research organization in China, whereby the business partner relinquished rights to certain shares of our common stock. The Company valued the shares at their fair market value on the day the shares were relinquished. Also included in other income and expense in 2010 was $0.1 million in expense for fair value adjustments on derivative liabilities related to the Company’s Series E Preferred Stock issuance in November 2010 and other outstanding warrants.

Discontinued Operations

Regenerative Medicine - China segment

In 2009, the Company began its Regenerative Medicine-China business in the People's Republic of China (“China” or “PRC”)

through its subsidiary, a wholly foreign owned entity (“WFOE”) and entered into contractual arrangements with certain variable interest entities (“VIEs”). Foreign companies have commonly used VIE structures to operate in the PRC, and while such structures are not uncommon, recently they have drawn greater scrutiny from the local Chinese business community in the PRC who have urged the PRC State Council to more tightly regulate these structures. In addition, in December 2011, China's Ministry of Health announced its intention to more tightly regulate stem cell clinical trials and stem cell therapeutic treatments in the PRC, which has created uncertainty regarding the ultimate regulatory environment in the PRC. Accordingly, the Company took steps to restrict, and ultimately eliminated, its regenerative medicine business in the PRC. In the first quarter of 2012, the Company concluded that as a result of these steps, the operations in its Regenerative Medicine-China business were discontinued. The Company has determined that any liability arising from the activities of the WFOE and the VIEs will likely be limited to the net assets currently held by each entity.

The operations and cash flows of the Regenerative Medicine - China business will be eliminated from ongoing operations as a result of our exit decision. The Company expects to have no continuing involvement in this business going forward. The operating results of the Regenerative Medicine - China business for the years ended December 31, 2011 and 2010, which are included in discontinued operations, were as follows (in thousands):

	Year Ended December 31,
	2011	2010
Revenue	$274.3	$55.9
Cost of revenues	(140.6)	(36.0)
Research and development	(378.3)	(112.4)
Selling, general, and administrative	(3,089.9)	(1,408.2)
Other income (expense)	(9.7)	(63.8)
Loss from discontinued operations	$(3,344.2)	$(1,564.5)

The summary of the assets and liabilities related to discontinued operations as of December 31, 2011 and 2010, respectively, were as follows (in thousands):

	December 31,
	2011	2010
Cash and cash equivalents	$103.3	$2,308.4
Accounts receivable, net	—	26.2
Prepaid expenses and other current assets	284.4	214.5
Property, plant and equipment, net	1,256.8	2,331.6
Other Assets	149.0	69.1
	$1,793.5	$4,949.8

Accounts payable	$177.8	$53.5
Accrued liabilities	31.0	29.3
	$208.8	$82.8

Pharmaceutical Manufacturing - China segment

On June 18, 2012, we announced that we had entered into a definitive agreement to sell our 51% interest in Erye for approximately $12.3 million in cash and the return to the Company of (i) 1,040,000 shares of the Company's Common Stock and (ii) the cancellation of 1,170,000 options and 640,000 Common Stock warrants.  The closing of the transaction is subject to satisfaction of certain conditions.  Closing of the transaction is expected to occur by the fourth quarter of 2012.
The operations and cash flows of the Pharmaceutical Manufacturing - China business will be eliminated from ongoing operations with the sale of our 51% interest in Erye. The operating results of the Pharmaceutical Manufacturing - China business for the years ended December 31, 2011 and 2010, which are included in discontinued operations, were as follows (in thousands):

	Year Ended December 31,
	2011	2010
Revenue	$63,393.6	$69,584.3
Cost of revenues	(47,186.8)	(49,639.4)
Research and development	(2,904.1)	(1,564.0)
Selling, general, and administrative	(11,068.2)	(9,905.0)
Goodwill impairment	(19,432.7)	—
Other income (expense)	(1,081.4)	51.9
Provision for income taxes	(392.8)	(550.9)
Loss from discontinued operations	$(18,672.4)	$7,976.9

The summary of the assets and liabilities related to discontinued operations as of December 31, 2011 and 2010, respectively, were as follows (in thousands):

	December 31,
	2011	2010
Cash and cash equivalents	$8,707.0	$4,834.9
Restricted cash	—	3,381.4
Accounts receivable, net	5,525.7	5,817.1
Inventory	16,505.7	21,023.4
Deferred income taxes	463.7	—
Prepaid expenses and other current assets	777.5	457.2
Property, plant and equipment, net	36,490.4	34,231.2
Land use rights, net	4,872.4	4,807.8
Goodwill	8,495.7	27,002.0
Intangible assets, net	21,846.4	23,903.2
Other Assets	2,459.9	—
	$106,144.4	$125,458.2

Accounts payable	$7,950.3	$13,637.8
Accrued liabilities	1,705.8	2,067.8
Bank loans	15,712.0	3,034.0
Notes payable	—	9,451.5
Income tax payable	621.6	1,242.9
Deferred income taxes	6,177.4	6,191.6
Unearned revenue	1,315.4	1,648.9
Amount due from related parties	20,862.7	8,301.4
	$54,345.2	$45,575.9

Noncontrolling Interests
In connection with accounting for the Company’s 51% interest in Erye, which is reported in discontinued operations, we account for the 49% minority shareholder share of Erye’s net income or loss with a charge to Noncontrolling Interests. For the year ended December 31, 2011 Erye’s minority shareholders’ share of net loss totaled approximately $9.1 million. For the year ended December 31, 2010, Erye’s minority shareholders’ share of net income totaled approximately $3.9 million. In addition, the Company acquired rights to use patents under licenses from Becton, Dickinson and Company in March 2011, in exchange for an approximately 20% interest in PCT’s Athelos subsidiary. Noncontrolling interest also reflects Becton’s share of losses incurred by Athelos during the year ended December 301 2011 of approximately $0.3 million.

Preferred Dividends
The Convertible Redeemable Series E Preferred Stock calls for annual dividends of 7% based on the stated value of the preferred stock and for the year ended December 31, 2011 we recorded dividends of approximately $639,800. In the year ended December 31, 2010 the Company recorded dividends of approximately $238,000, including $153,500 on the Convertible Redeemable Series C Preferred Stock which called for an annual dividend of 5% based on the stated value of the preferred stock. The Convertible Redeemable Series C Preferred Stock was converted into NeoStem Common Stock in May 2010.

Analysis of Liquidity and Capital Resources
At December 31, 2011 we had a cash balance of approximately $3.9 million. During the year ended December 31, 2011, we met our immediate cash requirements through existing cash balances, private placements and a public offering of our common stock and warrants, which in total, raised an aggregate of approximately $21.2 million, and the use of equity and equity-linked instruments to pay for services and compensation.

We incurred a net loss from continuing operations of approximately $34.6 million for the year ended December 31, 2011. The following chart represents the net funds provided by or used in operating, financing and investing activities from continuing operations for each period indicated (in thousands):

	Years Ended December 31,
	2011	2010
Net cash used in operating activities - continuing operations	$(21,773.2)	$(18,677.1)
Net cash used in investing activities - continuing operations	$(251.4)	$(3,595.4)
Net cash provided by financing activities - continuing operations	$17,329.9	$33,278.8

Operating Activities
Our cash used for operating activities from continuing operations in the year ended December 31, 2011 totaled approximately $21.8 million, which is the sum of (i) our net loss from continuing operations, adjusted for non-cash expenses totaling $20.8 million (which includes adjustments for common stock, common stock options and common stock purchase warrants issued for services rendered and charitable contribution in the aggregate amount of approximately $10.3 million, depreciation and amortization of approximately $1.4 million, the write-off of in process research and development of approximately $1.2 million, amortization of Preferred Stock discount and issuance cost of approximately $2.4 million, and (ii) net outflows due to changes in operating assets and liabilities of approximately $0.9 million.

Investing Activities
Our cash used in investing activities from continuing operations in the year ended December 31, 2011 totaled $0.3 million, comprising of net fixed asset additions of approximately $0.6 million, offset by cash received in acquisitions of approximately $0.3 million.

Financing Activities
The Company raised an aggregate of approximately $6.3 million in a series of private placements consummated from March 2011 to July 2011 pursuant to which 18 persons and entities acquired an aggregate of 4,938,125 shares of Common Stock (purchase price of $1.28 per share). The investors included Steven. S. Myers (one of the Company’s directors) (who purchased 390,625 shares) and Dr. Andrew L. Pecora (the Chief Medical Officer of the Company’s subsidiary PCT, who is now the Chief Medical Officer and a director of NeoStem, and the Chief Scientific Officer of Amorcyte) (who purchased 78,125 shares).

On July 22, 2011, the Company completed an underwritten offering of 13,750,000 units at a purchase price of $1.20 per unit, with each unit consisting of one share of Common Stock and a five year warrant to purchase 0.75 of a share of Common Stock at an exercise price of $1.45 per share (the “Offering”). The Company sold securities in the Offering under the Company’s previously filed shelf registration statement on Form S-3 (333-173855), which was declared effective by the Securities and Exchange Commission on June 13, 2011. Lazard Capital Markets LLC (“Lazard”) and JMP Securities LLC (“JMP”) acted as representatives of the underwriters named in an Underwriting Agreement, dated as of July 19, 2011. The Company received gross proceeds of $16.5 million, prior to deducting underwriting discounts and offering expenses payable by the Company, for net proceeds of approximately $14.8 million.

Pursuant to the PCT Merger Agreement, NeoStem paid off PCT’s credit line with Northern New Jersey Cancer Associates (“NNJCA”), in an amount of $3.0 million, shortly after the closing of the PCT Merger in January 2011. Dr. Andrew Pecora, who was PCT’s Chairman and CEO prior to the PCT Merger, and who became PCT’s Chief Medical Officer on January 19, 2011 has served as Managing Partner of NNJCA since 1996.

Liquidity and Capital Requirements Outlook

Capital Requirements for Recent Expansion

NeoStem, Inc. acquired Progenitor Cell Therapy, LLC (“PCT”), by means of a merger (the “PCT Merger”) of a newly formed wholly-owned subsidiary of NeoStem, with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Agreement and Plan of Merger”).

Pursuant to the terms of the PCT Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) were converted into the right to receive, in the aggregate, 10,600,000 shares of the common stock of NeoStem and warrants to purchase 3,000,000 shares of NeoStem Common Stock (the vesting of 1,000,000 of such warrants being subject to the satisfaction of certain conditions). Immediately after the PCT Merger closed, the Company made a payment of $3.0 million to repay certain indebtedness owed by PCT.

NeoStem, Inc. acquired Amorcyte, Inc. (“Amorcyte”), in October 2011, by means of a merger (the “Amorcyte Merger”) of a newly formed wholly-owned subsidiary of NeoStem, with and into Amorcyte pursuant to an Agreement and Plan of Merger, dated July 13, 2011 (the “Amorcyte Agreement and Plan of Merger”). Amorcyte is a development stage cell therapy company focusing on novel treatments for cardiovascular disease. Amorcyte’s lead product candidate, AMR-001, commenced enrollment in January 2012 for a Phase 2 study for the treatment of acute myocardial infarction (AMI). Pursuant to the terms of the Amorcyte Agreement and Plan of Merger, all of the outstanding equity interests of Amorcyte outstanding immediately prior to the effective time of the Amorcyte Merger were converted into the right to receive, in the aggregate, 5,843,483 shares of Common Stock (currently being held in escrow for eventual distribution to the former Amorcyte security holders, and subject to further adjustment, including in connection with any indemnification claims of NeoStem), seven year warrants to purchase an aggregate of 1,881,008 shares of Common Stock at $1.466 per share (the transfer of any shares issued upon exercise of these warrants restricted until one year after the closing date), up to an additional 4,092,768 shares of Common Stock to be issued if and only if specified AMR-001 milestones are achieved, and additional consideration in the form of an earn out based upon net revenues of AMR-001, if AMR-001 is commercialized.

The Company expects to incur substantial additional costs in connection with its transition to a cell therapy development company. In particular, Amorcyte is currently recruiting clinical trial sites for an expected 34 site, 160 patient, Phase 2 clinical trial for Amorcyte’s lead product candidate, AMR-001, for the treatment of AMI. The trial began enrollment in January 2012, and is expected to cost approximately $14 million over the first two years and anticipated to cost up to approximately $18 million over a five year period, inclusive of manufacturing costs.

Liquidity

We anticipate that we will take further steps to raise additional capital in order to (i) fund the development of advanced cell therapies in the U.S., (ii) expand the PCT business and (iii) build the family banking business. To meet our short and long term liquidity needs, we currently expect to use a variety of means that could include, but not be limited to, the use of existing cash balances, the use of our current or other equity lines, potential additional warrant exercises, option exercises, issuances of other debt or equity securities in public or private financings, sale of assets and/or, ultimately, the growth of our revenue generating activities. In addition, we will continue to seek as appropriate grants for scientific and clinical studies from the National Institutes of Health, Department of Defense, and other governmental agencies and foundations, but there can be no assurance that we will be successful in qualifying for or obtaining such grants. We also review and consider from time to time restructuring activities, including the potential divestiture of assets. In this regard, as part of our plan to focus on capturing the paradigm shift to cell therapies following our January 2011 acquisition of PCT, we signed a definitive agreement on June 18, 2012 to sell our 51% interest in Erye and anticipate we will have monetized our interests in Erye by the close of 2012.

We plan to devote our resources and management efforts to cell therapy manufacturing and development, and other related activities, including adult stem cell collection and storage. We believe the October 2011 acquisition of Amorcyte described elsewhere herein is in keeping with this strategic mission. We also believe that, with the divestiture of Erye, we will have additional capital needed to pursue the development of cell therapies.

To support our liquidity needs, the Company raised an aggregate of approximately $21.2 million through the issuance of common stock and warrants in 2011, including an underwritten offering whereby the Company received gross proceeds of $16.5 million, prior to deducting underwriting discounts and offering expenses payable by the Company, for net proceeds of approximately $14.8 million. In August 2011, the Department of Defense (DOD) Peer Reviewed Medical Research Program (PRMRP) of the Office of the Congressionally Directed Medical Research Programs (CDMRP) awarded NeoStem approximately $1.8 million to be applied towards funding the Company's VSEL™ Technology, which award will support an investigation of a unique stem cell population, Very Small Embryonic-Like (VSEL) stem cells, for its bone building and regenerative effects in the treatment of osteoporosis. In addition, in September 2011 we entered into the Purchase Agreement with Aspire Capital which provided that, subject to certain terms and conditions, Aspire Capital is committed to purchase up to $20 million of shares of the Company’s common stock over the 24-month term of that Agreement. Also on September 28, 2011, the Company gave notice to Commerce Court Small Cap Value Fund, Ltd. (“Commerce Court”) of termination of the Common Stock Purchase Agreement dated as of May 19, 2010 between the Company and Commerce Court. In February 2012, the Company raised $2.25 million from the issuance of common stock.

Our “shelf” Registration Statement on Form S-3 was filed on May 2, 2011 pursuant to General Instruction I.B.1 of Form S-3, because the aggregate market value of our common equity held by non-affiliates (our “public float”) exceeded $75 million as of the relevant measuring date. Our public float is now less than $75 million, so as of the filing of this Annual Report on Form 10-K our Company is now subject to General Instruction I.B.6 of Form S-3, which means that as long as our public float remains below $75 million, the aggregate market value of securities sold by us or on our behalf pursuant to General Instruction I.B.6 of Form S-3 during any period of 12 calendar months may be no more than one-third of our public float measured as of a date within 60 days prior to each such sale.

While we continue to seek capital through a number of means, there can be no assurance that additional financing will be available on acceptable terms, if at all, and our negotiating position in capital generating efforts may worsen as existing resources are used. Additional equity financing may be dilutive to our stockholders; debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate as a business, our stock price may not reach levels necessary to induce option or warrant exercises, and asset sales may not be possible on terms we consider acceptable. If we are unable to raise the funds necessary to meet our long-term liquidity needs, we may have to delay or discontinue the acquisition and development of cell therapies, and/or the expansion of our business or raise funds on terms that we currently consider unfavorable.

At December 31, 2011, we had cash and cash equivalents of approximately $3.9 million. In addition we have $2.5 million recorded in other assets for restricted cash associated with our Series E Preferred Stock, which is held in escrow and not available to meet current cash requirements. The trading volume of our common stock, coupled with our history of operating losses and liquidity challenges, may make it difficult for us to raise capital on acceptable terms or at all. The demand for the equity and debt of small cap biopharmaceutical companies like ours is dependent upon many factors, including the general state of the financial markets. During times of extreme market volatility, capital may not be available on favorable terms, if at all. Our inability to obtain such additional capital on acceptable terms could materially and adversely affect our business operations and ability to continue as a going concern.

Commitments and Contingencies

The following table reflects a summary of NeoStem’s significant contractual obligations and commitments as of December 31, 2011 (in thousands):

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-Term Debt Obligations
Series E Preferred Stock(1)	$7,018.9	$5,024.3	$1,994.6	$—	$—
Mortgages Payable	3,635.0	190.1	414.9	462.4	2,567.6
Operating Lease Obligations	4,214.9	1,407.8	1,396.3	1,117.6	293.2
	$14,868.8	$6,622.2	$3,805.8	$1,580.0	$2,860.8

(1)	Amounts include dividends.

Under an agreement with an external clinical research organization (“CRO”), we will incur expenses relating to our AMR-001 Phase 2 clinical trial for the treatment of AMI. The timing and amount of these disbursements are based on the achievement of certain milestones, patient enrollment, services rendered or as expenses are incurred by the CRO and therefore, we cannot reasonably estimate the timing of these payments.

SEASONALITY
NeoStem does not believe that its operations are seasonal in nature.

OFF-BALANCE SHEET ARRANGEMENTS
NeoStem does not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, the Company evaluates its estimates and assumptions. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

An accounting policy is considered to be critical if it is important to the Company’s financial condition and results of operations and if it requires management’s most difficult, subjective and complex judgments in its application. For a summary of all of the Company’s significant accounting policies, see Note 2 to the Company’s Consolidated Financial Statements.

Share-Based Compensation
The Company expenses all share-based payment awards to employees and consultants, including grants of stock options, warrants, and restricted stock, over the requisite service period based on the grant date fair value of the awards. For awards with performance-based vesting criteria, we estimate the probability of achievement of the performance criteria and recognize compensation expense related to those awards expected to vest. The Company determines the fair value of certain share based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options or warrants. The fair value of our restricted stock and restricted stock units is based on the closing market price of our common stock on the date of grant.

The Company estimates an expected dividend yield of zero because the Company has never paid cash dividends on its common stock and has no present intention to pay cash dividends. Expected volatility is based on the Company’s historical stock prices using a mathematical formula to measure the standard deviation of the change in the natural logarithm of the Company’s underlying stock price that is expected over a period of time commensurate with the expected life of the share-based award. The risk-free interest rate is derived from the zero coupon rate on U.S. Treasury instruments for the expected life of the share-based award. The expected life calculation is based on the actual life of historical share-based awards.

Share-based compensation expense recognized in the consolidated statement of operations is based on awards ultimately expected to vest. The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates with a cumulative catch up adjustment.

The Company evaluates the assumptions used to value share-based awards on a regular basis. If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what the Company has recorded in the past. If there are any modifications or cancellations of share-based awards, the Company may be required to accelerate, increase or cancel any remaining, unrecognized share-based compensation expense. To the extent that the Company grants any additional equity securities, its share-based compensation expense will increase by the fair value of the additional grants. Compensation expense is only recognized for those awards that are expected to vest and therefore the Company estimates a forfeiture rate and revises those estimates in subsequent periods if the actual forfeitures differs from the prior estimates. In addition, for awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. Compensation expense may be significantly impacted in the future to the extent the Company’s estimates differ from actual results.

Recognizing and Measuring Assets Acquired and Liabilities Assumed in Business Combinations at Fair Value
We account for acquired businesses using the purchase method of accounting, which requires that assets acquired and liabilities assumed be recorded at date of acquisition at their respective fair values. The consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition. The fair value of the consideration paid, including contingent consideration, is assigned to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Beginning in 2009, amounts allocated to IPR&D are included on the balance sheet (refer to discussion above in “Goodwill and Intangible Assets with Indefinite Lives”). Intangible assets, including IPR&D assets upon successful completion of the project and approval of the product, are amortized on a straight-line basis to amortization expense over the expected life of the asset. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future net cash flows, estimates of appropriate discount rates used to present value expected future net cash flow streams, the timing of approvals for IPR&D projects and the timing of related product launch dates, the assessment of each asset’s life cycle, the impact of competitive trends on each asset’s life cycle and other factors. These judgments can materially impact the estimates used to allocate acquisition date fair values to assets acquired and liabilities assumed and the resulting timing and amount of amounts charged to, or recognized in current and future operating results. For these and other reasons, actual results may vary significantly from estimated results.

The Company determines the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates, post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate. At each reporting date, the contingent consideration obligation will be revalued to estimated fair value and changes in fair value will be reflected as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent payment obligations. Adverse changes in assumptions utilized in our contingent consideration fair value estimates could result in an increase in our contingent consideration obligation and a corresponding charge to operating income.

Impairments of Long-Lived Assets
The Company assesses changes in economic, regulatory and legal conditions and makes assumptions regarding estimated future cash flows in evaluating the value of the Company’s property, plant and equipment, goodwill and other intangible assets.

The Company periodically evaluates whether current facts or circumstances indicate that the carrying values of its long-lived assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of the undiscounted future cash flows of these assets, or appropriate asset groupings, is compared to the carrying value to determine whether an impairment exists. If the asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. If quoted market prices are not available, the Company will estimate fair value using a discounted value of estimated future cash flows approach.

The Company tests its goodwill for impairment at least annually, or more frequently if impairment indicators exist, using a fair value based test. Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses purchased and is assigned to reporting units. Other acquired intangibles (excluding In process R&D) are recorded at fair value and amortized on a straight-line basis over their estimated useful lives. When events or circumstances warrant a review, the Company will assess recoverability from future operations using pretax undiscounted cash flows derived from the lowest appropriate asset groupings. Impairments are recognized in operating results to the extent that the carrying value of the intangible asset exceeds its fair value, which is determined based on the net present value of estimated cash flows.

The Company tests its indefinite-lived intangibles, including In process R&D, for impairment at least annually, or more frequently if impairment indicators exist, through a one-step test that compares the fair value of the indefinite lived intangible asset with the asset’s carrying value. For impairment testing purposes, the Company may combine separately recorded indefinite-lived intangible assets into one unit of accounting based on the relevant facts and circumstances. Generally, the Company will combine indefinite-lived intangible assets for testing purposes if they operate as a single asset and are essentially inseparable. If the fair value is less than the carrying amount, an impairment loss is recognized within the Company’s operating results.

Revenue Recognition

Clinical Services: The Company recognizes revenue for its cell development and manufacturing services based on the terms of individual contracts. Cell development services generally contain multiple stages, which the Company evaluates for multiple elements. Each stage does not have stand-alone value and are dependent upon one another; therefore the Company recognizes revenue on a completed contract basis. Manufacturing services represent separate and distinct arrangements, and the Company is paid for time and materials or for fixed monthly amounts and revenue is recognized when efforts are expended or contractual terms have been met.

Clinical Services Reimbursements: The Company separately charges the customers for reimbursable expenses that are specified in each clinical services contract. On a monthly basis, the Company bills customers for reimbursable expenses and immediately recognizes reimbursement revenue, as the revenue is deemed earned as reimbursable expenses are incurred. For the years ended December 31, 2011 and 2010, clinical services reimbursements were $2.6 million and $0, respectively.

Processing and Storage Services: The Company recognizes revenue related to the collection and cryopreservation of cord blood and autologous adult stem cells when the cryopreservation process is completed which is approximately twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments.

Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

Convertible Redeemable Preferred Stock Features
As a result of the November 2010 Series E Preferred Stock Offering, each reporting period we will value the holders’ conversion option, forced redemption option, and warrants as derivative liabilities.

To value the holders’ conversion option and forced redemption option, the Company used a multi-nomial lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. Based on the embedded derivatives, there are four primary events that can occur; the holder converts the Series E Preferred Stock, the holder redeems the Series E Preferred Stock, the Company redeems the Series E Preferred Stock, or the Company defaults/liquidates. The model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, conversion price, etc.). Projections were then made on these underlying factors which led to a set of potential scenarios. Probabilities were assigned to each of these scenarios based on stock volatility and management projections regarding default and availability of alternative financing. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed, and it was compared to the discounted cash flow of a 7% debt instrument without the embedded derivatives, thus determining a value for the compound embedded derivatives.

To value the warrants issued in connection with the Series E Preferred Stock, the Company used a multi-nomial lattice model that values the derivative liability of the warrant based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. Based on the features of the warrants, there are two primary events that can occur; the holder exercises the warrants (for scenarios above exercise prices) or the warrants are held to expiration. The model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, exercise price, volatility, etc.). Projections were then made on these underlying factors which led to a set of potential scenarios. Probabilities were assigned to each of these scenarios based on stock volatility and management assumptions where appropriate. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed to determine the value of the warrant derivative liability.